As filed with the Securities and Exchange Commission on October 10, 2017
Registration No. 333-181024

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PERFUMANIA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Florida	65-0977964
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

35 Sawgrass Drive, Suite 2
Bellport, NY 11713
(Address of Principal Executive Offices) (Zip Code)
Michael P. Nofi
Chief Financial Officer
Perfumania Holdings, Inc.
35 Sawgrass Drive, Suite 2
Bellport, NY 11713
631-866-4100
(Name, address, including zip code, and telephone number, including area code, of agent for service

Copy to:
Matthew C. Dallett
Locke Lord LLP
111 Huntington Avenue
Boston, Massachusetts 02199-7613
Tel: (617) 239-0100

Approximate date of commencement of proposed sale to the public: Not applicable.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non accelerated filer ☐	Smaller reporting company ☒
		(Do not check if a smaller reporting company)	Emerging growth company ☐
 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES
This Post-Effective Amendment No. 1 to Form S-3 relates to the Registration Statement on Form S-3 (333-181024), originally filed with the Securities and Exchange Commission on April 30, 2012, as amended (the “Registration Statement”) by Perfumania Holdings, Inc., a Florida corporation (the “Company”). The Registration Statement registered the resale of up to 5,718,972 shares of the Company’s common stock, par value $0.01 per share, by certain selling stockholders.
As previously disclosed, on August 26, 2017, the Company and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) for reorganization relief under Chapter 11 of Title 11 of the United States Code (as amended, the “Bankruptcy Code”) in order to effect a recapitalization through a pre-packaged Plan of Reorganization. On October 6, 2017, the Bankruptcy Court entered an order confirming the pre-packaged Plan of Reorganization (the “Plan of Reorganization”)

filed by the Company. The Debtors expect that, on October 11, 2017, their reorganization under the Bankruptcy Code will be consummated and the Plan of Reorganization will become effective.
As a result of the transactions contemplated by the Plan of Reorganization, the Company has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1 and terminates the effectiveness of the Registration Statement.

SIGNATURE
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Bellport, State of New York, on October 10, 2017.

PERFUMANIA HOLDINGS, INC.

By:	/s/ Michael P. Nofi
	Name:	Michael P. Nofi
	Title:	Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 of the Securities Act of 1933.